Exhibit 99.1

Westwood Holdings Group, Inc. Names Robert D. McTeer to its Board of Directors

Dallas, July 26, 2007 – Westwood Holdings Group, Inc. (NYSE: WHG), an institutional asset management firm, today announced the election of Robert D. McTeer to its Board of Directors.

McTeer is a Distinguished Fellow at the National Center for Policy Analysis (NCPA), a nonpartisan, free-market think tank headquartered in Dallas. Prior to joining the NCPA, he was Chancellor of the Texas A&M University System from November 2004 through November 2006. Before that, he had a 36-year career with the Federal Reserve System, including 14 years as President of the Federal Reserve Bank of Dallas and member of the Federal Open Market Committee. He currently serves on the Board of Directors of Guaranty Bank, headquartered in Austin, and Refocus Group, a medical device company in Dallas engaged in research and development of treatments for human vision disorders. He also serves on the Board of the University of Georgia’s Terry College of Business. He is past president of the Association of Private Enterprise Education, a national association of free enterprise scholars, and a former board member of the National Council on Economic Education. The Texas Cable News Network featured him as a Texas Legend in Business in 2004. In addition to his general Board duties, McTeer will also serve as a member of the Company’s audit committee.

Mark Freeman, Westwood Senior Vice President and Portfolio Manager, commented, “As a Fed policymaker, Bob McTeer earned a national reputation as an independent and innovative thinker. At Westwood, we take the same approach in managing our clients’ assets and we look forward to incorporating Bob’s wealth of knowledge and experience into our investment process.”

“We greatly admired Bob’s work during his 14 year tenure as President of the Dallas Fed,” said Brian O. Casey, President and Chief Executive Officer of Westwood. “Westwood is proud to be associated with someone so well-respected, both in the United States and in the international financial community.”

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments, foundations, the WHG Funds, a family of institutional mutual funds, other mutual funds and clients of Westwood Trust. Westwood Trust provides trust and custodial services and participation in common trust funds that it sponsors to institutions and high net worth individuals. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol "WHG." For more information, please visit Westwood's website at www.westwoodgroup.com.

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(WHG-G)

CONTACT:

Westwood Holdings Group, Inc.

Bill Hardcastle

(214) 756-6900